Exhibit 99.2

CONSENT OF FINANCIAL ADVISOR TO VIRTGAME CORP.

The Board of Directors

VirtGame Corp.

We hereby consent to the inclusion of and reference to our opinion dated February 19, 2005 to the Board of Directors of VirtGame Corp. (“VirtGame”) as Annex B to the proxy statement/prospectus which forms part of the Registration Statement on Form S-4 (the “Registration Statement”) relating to the proposed transaction between Mikohn Gaming Corporation, d/b/a Progressive Gaming International Corporation, and VirtGame and to the references to such opinion in such proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/    TRENWITH VALUATION, LLC

New York, New York

June 24, 2005